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                                                                   Exhibit (o)

             DISTRIBUTION PLAN OF NATIONWIDE SEPARATE ACCOUNT TRUST

                           (Effective June ___, 2001)

         Section 1. This Distribution Plan (the "Plan") constitutes the distribution plan for the following classes of the series (each, a "Fund") of Nationwide Separate Account Trust (the "Trust"):



                  FUND                                                            CLASSES
                  ----                                                            -------

Gartmore NSAT Millennium Growth Fund                                             Class II
Gartmore NSAT Global Technology and Communications Fund                          Class II
Gartmore NSAT Total Return Fund                                                  Class II
Gartmore NSAT Emerging Markets Fund                                              Class II
Gartmore NSAT International Growth Fund                                          Class II
Turner NSAT Growth Focus Fund                                                    Class II
Nationwide NSAT Small Cap Growth Fund                                            Class II
Nationwide NSAT Small Company Fund                                               Class II
Gartmore NSAT Global Health Sciences Fund                                        Class II
Gartmore NSAT Asia Pacific Leaders Fund                                          Class II
Gartmore NSAT Global Leaders Fund                                                Class II
Gartmore NSAT U.S. Leaders Fund                                                  Class II
Gartmore NSAT Global Financial Services Fund                                     Class II
Gartmore NSAT Global Utilities Fund                                              Class II

The Plan is adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

         Section 2. Subject to the limitations on the payment of asset-based sales charges set forth in Section 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Funds shall pay amounts not exceeding on an annual basis a maximum amount of:

         25 basis points (0.25%) of the average daily net assets of the Class II shares of each of the Funds, all of which will be considered a distribution fee.

These fees will be paid to Nationwide Advisory Services, Inc., (or its successor Villanova Distribution Services, Inc. ("VDSI") once the Underwriting Agreement is transferred to VDSI) (each, an "Underwriter") for activities or expenses primarily intended to result in the sale or servicing of Fund shares. Distribution fees may be paid to an Underwriter, to an insurance company or its eligible affiliates for distribution activities related to the indirect marketing of the Funds to the owners of variable insurance contracts ("contract owners"), or to any other eligible institution. As described above, a distribution fee may be paid pursuant to the Plan for services including, but not limited to:

         (i) Underwriter services including (1) distribution personnel compensation and expenses, (2) overhead, including office, equipment and computer expenses, supplies and travel, (3) procurement of information, analysis and reports related to marketing



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         and promotional activities and (4) expenses related to marketing and promotional activities;

         (ii) Printed documents including (1) fund prospectuses, statements of additional information and reports for prospective contract owners and
         (2) promotional literature regarding the Fund;

         (iii) Wholesaling services by the Underwriter or the insurance company including (1) training, (2) seminars and sales meetings and (3) compensation;

         (iv) Life insurance company distribution services including (1) fund disclosure documents and reports (2) variable insurance marketing materials, (3) Fund sub-account performance figures, (4) assisting prospective contract owners with enrollment matters, (5) compensation to the salesperson of the variable insurance contract and (6) providing other reasonable help with the distribution of Fund shares to life insurance companies; and

         (v) Life insurance company contract owner support.

         Section 3. This Plan shall not take effect until it has been approved by a vote of at least a majority (as defined in the 1940 Act) of the outstanding voting securities of each of the Funds, if adopted after any public offering of such shares, and by the vote of the Board of Trustees of the Trust, as described in Section 4 of the Plan.

         Section 4. This Plan shall not take effect with respect to a class of a Fund until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" (as defined in the 1940
Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to this Plan (the "Rule 12b-1 Trustees"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

         Section 5. Unless sooner terminated pursuant to Section 7 or 8, this Plan shall continue in effect with respect to the class of a Fund for a period of one year from the date it takes effect with respect to such class and thereafter shall continue in effect so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in
Section 4.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to this Plan or any related agreement shall provide to the Board and the Board shall review at least quarterly a written report of the amounts so expended and the purposes for which such expenditures were made.

         Section 7. This Plan may be terminated as to a class of a Fund at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding affected class of such Fund.



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         Section 8. Any agreement with any person relating to the implementation of this Plan shall be in writing, and shall provide:

         A. That such agreement may be terminated at any time with respect to a Class, without payment of any penalty, by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of the outstanding Class Shares of the Fund on not more than 60 days written notice to any other party to the agreement; and

         B. That such agreement shall terminate automatically in the event of its assignment.

         Section 9. This Plan may not be amended to increase materially the amount of distribution expenses of a Fund provided for in Section 2 hereof, unless such amendment is approved in the manner provided in Section 3 hereof. No material amendment to this Plan shall be made unless approved in the manner provided for approval of this Plan in Section 4 hereof.

Section 10. The provisions of the Plan are severable for each class of shares of the Funds and any action required hereunder must be taken separately for each class covered hereby.


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